Exhibit 10.2

May 15th, 2023

Keri Davis

VIA EMAIL

KDavis@greatelmcap.com

Dear Keri,

This offer letter (the “Offer Letter”) sets forth the terms of your employment as of May 15th, 2023 (the “Effective Date”) as Chief Financial Officer of Great Elm Group, Inc. (“GEG”) and Great Elm Capital Corp., Inc. (“GECC”) and together with each other subsidiary of GEG, collectively or individually, as the context may require (the “Company”). By accepting this offer, this agreement supersedes and replaces that certain employment letter between you and Great Elm Capital Management, Inc. executed on 5/9/2019 and any other previous agreements with the Company.

1.
Title. Your title will be Chief Financial Officer for GEG and GECC. In this position, you will report to Nichole Milz, Chief Operating Officer, and the Board of Directors of GEG and GECC (the “Board”).

3.
Compensation. You will receive an annual salary of $240,000 (“Base Salary”). You will be paid on a monthly payroll cycle (the 15th of each respective month). Your position is considered exempt under the administrative exemption classification.

4.
Discretionary Bonus Plan. Additionally, you will be eligible to participate in Great Elm’s Discretionary Bonus Plan. The Plan year is July 1st through June 30th and such bonuses are paid on an annual basis on or around September 15 (“Discretionary Bonus Plan”). Your target bonus under the Plan will be up to $190,000 for a full 12 months of employment service in this capacity, of which the target will be 50% cash and 50% equity, all subject to applicable tax withholdings. Equity will be granted in a mix of Restricted Shares of GEG stock and GECC stock owned by GEG, issued at the Board’s sole discretion, both subject to a vesting schedule. For the avoidance of doubt, the target bonus for the 2023 fiscal year will be prorated based on time served in this expanded role and time served in your former role as CFO of GECC.

It is understood and agreed that the Discretionary Bonus Plan and cycles discussed in this Section 4 are not a contractual entitlement or expectation that a bonus will be received. If Great Elm, in its discretion, makes a bonus payment in respect to a particular bonus year, such an award does not imply any expectation or entitlement in respect of future bonus years or any other periods. Great Elm retains the sole right to modify the payment schedule of the Discretionary Bonus Plan in its discretion and all determinations by Great Elm regarding the interpretation and application of such program shall be final and binding.

5.
At any time during your employment, or upon the termination of your employment with Great Elm, Great Elm may deduct from any compensation amounts due you from Great Elm any money owed by you to Great Elm or any of its affiliates. Such sums, include, without limitation, repayment of loans or advances made to you by Great Elm or any of its affiliates, overpayment of compensation or other benefits received by you from Great Elm, the cost of any damage to or loss of Great Elm’s property caused by you, and any loss suffered by Great Elm or any of its affiliates as a result of reasonable evidence of your dishonesty or fraud.

6.
“At Will” Employment. The employment relationship between you and Great Elm is “at will.” This means that, except as set forth in the Notice Period provision included in your Terms of Employment, either you or Great Elm can terminate the employment relationship at any time with or without notice and with or without cause. This at will relationship between you and us cannot be changed or modified except as provided in the Terms of Employment. No representation by an employee or representative can change this policy or establish an employment contract or any term thereof.

7.
Location. This position will be based in the Waltham, MA office, located at 800 South Street, Suite 230, Waltham, MA 02453.
8.
Paid Time Off. Executives with Great Elm do not accrue paid time off. Professional time off may be taken as needed and we expect our professionals to act responsibly with regards to time off (vacation, sick, personal).

9.
Employee Health & Welfare Benefits. You will be eligible to participate in the employee health and welfare benefit programs and 401(k) plan of Great Elm as of your date of hire. You recognize that Great Elm has the right, in its sole discretion, to amend, modify or terminate its benefit programs without creating any rights to you.
10.
Compliance, Legal & Operations. You agree to comply with the policies and procedures of the Compliance, Legal and Operations departments, as interpreted at the discretion of Compliance, Legal and/or Operations department professionals, which includes but is not limited to trading standards, trading terms and language, and accounts that Great Elm approves for opening and dealing.

11.
Your employment is contingent upon your execution of the attached Terms of Employment.

Please acknowledge your agreement with the above terms and conditions and return the executed copy to Great Elm via email, facsimile or mail as follows:

c/o Olivia Pine

Vice President, HR

3801 PGA Boulevard, Suite 603

Palm Beach Gardens, Florida 33410

Email: opine@greatelmcap.com Fax: 561.214.7998

Davis, K. Employment Letter

5/15/2023

We are pleased to have you join us and we are confident you will make an important contribution. Should you have any questions, please feel free to call Olivia Pine at any time 561.214.7942.

Sincerely,

/s/ Adam Kleinman	/s/ Olivia Pine

Adam Kleinman	Olivia Pine

President	Vice President, Human Resources

Agreed and Accepted

/s/ Keri Davis	May 15, 2023

Keri Davis	Date

Davis, K. Employment Letter

5/15/2023

GREAT ELM CAPITAL MANAGEMENT, INC.

TERMS OF EMPLOYMENT

Subject to your agreement to these terms, we welcome you as an employee of Great Elm Capital Management, Inc. (the “Company”). Like most other organizations, we have certain policies essential to maintaining our high professional standards and protecting our valuable confidential and trade secret information. As a condition of your employment with the Company, please read this agreement (hereinafter “Agreement”) carefully and then sign it where indicated to confirm that you understand and agree to it.

CONFIDENTIALITY / TRADE SECRET INFORMATION.

(a) Company Information. You agree at all times during the term of your employment with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which you obtain or create. You further agree not to make copies of, remove, or otherwise transmit, by email or other manner such Confidential Information except as authorized by the Company. You understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom you called or with whom you became acquainted during your employment), investment strategy, portfolio information, valuation data, marketing plans, operations or business plans prices and costs, markets, software, developments, inventions, notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to you by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by you during the period of your employment, whether or not during working hours. You understand that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. You further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available or readily ascertainable through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. You represent that your performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or trust prior or subsequent to the commencement of your employment with the Company, and you will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

(c) Third Party Information. You recognize that the Company has received, and in the future will receive, confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it

Davis, K. Employment Letter

5/15/2023

only for certain limited purposes. You agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out your work for the Company consistent with the Company’s agreement with such third party.

Nothing in this Agreement is intended to, or should be interpreted as preventing, prohibiting or discouraging you from bringing to the attention of federal, state, or local government officials, any regulatory agency, such as the Securities and Exchange Commission, or any self-regulatory organization (SRO), any information which you believe concerns a possible violation of law, regulation or SRO regulation, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. You understand and acknowledge that the federal Defend Trade Secrets Act (“DTSA”) provides that an individual shall not be held criminally or civilly liable for the disclosure of a trade secret that is made (i) in confidence to a government official or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, you understand and acknowledge that the DTSA provides that an individual who files a retaliation lawsuit against an employer for reporting a suspected violation of law may disclose a trade secret to his/her attorney and use the trade secret information in court, but only if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

RETURNING COMPANY DOCUMENTS. You agree that, at the time of termination of your employment with the Company, you will deliver to the Company (and will not keep in your possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by you pursuant to your employment or otherwise belonging to the Company, its successors or assigns. You further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

INSIDE INFORMATION/INSIDER TRADING. As a condition of your employment, you will be required to agree to the Company’s standard Insider Trading Policy which defines the trading window outside of which you, or persons related to you, may not trade in Company Securities.

CODE OF ETHICS. We have adopted a Code of Ethics and Conduct with respect to our obligations to our clients. As a condition of your employment with the Company, you hereby agree to follow that Code of Ethics and all other policies and procedures of the Company.

NOTICE PERIOD. You recognize and agree that it is reasonable and necessary for the Company to protect its Confidential Information and Trade Secrets and to provide a smooth transition in the event that your employment with the Company is terminated. Consequently, you agree that you will provide the Company with ninety (90) days prior written notice (the “Notice”)

Davis, K. Employment Letter

5/15/2023

of your intention to terminate your employment with the Company (the “Notice Period”). During the Notice Period, you will: (a) remain an employee of the Company; (b) be paid at the current base salary rate per month, less applicable withholdings and deductions; and (c) continue to be eligible to receive benefits pursuant to the Company’s applicable benefit plans. However, after you have provided the Notice, you will no longer be eligible to receive any commission, bonus, or other discretionary incentive payments or awards, even if the Notice Period includes the date on which a commission, bonus, or other discretionary incentive payment or award would have been paid to you had you not provided the Notice. During the Notice Period, the Company may choose to discontinue or otherwise limit your access to information, and the Company may, at its sole discretion, elect to (a) require you to continue to perform your regular duties, or (b) require you to discontinue your regular duties, including prohibiting you from further entry to any of the Company’s premises. If the Company requires you to discontinue your regular duties during the Notice Period, you will advise the Company of any changes to your personal email address, home address, or home telephone number, so that the Company may contact you if needed. The Company may also reduce the term of the Notice Period by accelerating the termination of your employment to an earlier date that the Company selects in its sole discretion, and payment of all compensation and benefits shall cease as of such earlier termination date.

NO SOLICITATION OF EMPLOYEES. To meet the demands of our clients, the Company invests substantial time and resources in identifying for hire and training quality Employees. For the purpose of this Agreement, “Employee” means an individual currently employed by the Company or previously employed by the Company within the last 180 days. In addition, the identities, compensation information and skill set of the Company’s Employees constitutes Confidential Information and Trade Secrets. In recognition of our investment, and to protect the Company’s Confidential Information and Trade Secrets, you agree that while you are employed by us, and for one (1) year after you cease being employed by us, regardless of the reason, you will not, whether on your own behalf or on behalf of or in conjunction with any other person, directly or indirectly, in any manner, solicit, induce, recruit or encourage any Employee to leave the Company’s employment.

NO SOLICITATION OF CLIENTS AND PROSPECTIVE CLIENTS. To protect the Confidential Information and Trade Secret information regarding the Company’s customers, clients, borrowers, investors, business, patronage or order of the Company (collectively, “Clients”) and prospective Clients, including their identities, you agree that while you are employed by the Company and for (a) one (1) year thereafter beginning with the date any applicable Notice Period begins you will not, directly or indirectly, as a principal, agent, contractor, employee, employer, partner or shareholder (other than as an owner of 2% or less of a public corporation) or in any other capacity, solicit, divert or otherwise take away from the Company (or attempt to solicit, divert or otherwise take away from the Company) any business of a current or prospective Client (i) with whom you have had personal contact or dealings on behalf of the Company during the two (2) year period prior to your termination of employment, (ii) with whom employees reporting to you have had personal dealings or contact on behalf of the Company during the two (2) year period prior to your termination of employment, (iii) for whom you have had direct or indirect responsibility during the two (2) year period prior to your termination of employment with the Company.

Davis, K. Employment Letter

5/15/2023

NON-COMPETITION.

(i) You understand that the nature of your position gives you access to and knowledge of Confidential Information and Trade Secrets that places you in a position of trust and confidence with the Company. You further understand and acknowledge that the Company’s ability to reserve its Confidential Information and Trade Secrets for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by you is likely to result in unfair or unlawful competitive activity.

(ii) Because of the Company’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to you, the receipt and sufficiency of which is acknowledged, during your employment and for a period of six (6) months beginning on the earlier of the date any applicable Notice Period begins or date of termination, the Employee agrees and covenants not to engage in Prohibited Activity.

(iii) For purposes of this non-compete clause, “Prohibited Activity” is activity in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to a “Competitive Enterprise.” “Competitive Enterprise” means any business, regardless of size or the form of the business, that (a) engages in investment strategies or any other business activities similar to any of those engaged by the Company, or (b) owns or controls a significant interest in any entity that engages in any investment strategies or any other business activities similar to any of those engaged in by the Company.

(iv) Nothing herein shall prohibit the Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.

ENFORCEMENT/ DAMAGES. While employed by the Company and for a period of one (1) year thereafter, you will disclose to the Company, the name and address of any new employer or business affiliation within seven (7) days of accepting such position of employment or business affiliation. You also will provide the Company with any reasonably requested information about the nature of any new position so that the Company can evaluate compliance with this Agreement. Because your breach of this Agreement may cause the Company irreparable harm for which money is inadequate compensation, you agree that the Company will be entitled to injunctive relief to enforce this Agreement, in addition to actual damages, punitive damages and other available remedies. Further, in the event that the Company brings an action to enforce the Confidentiality/Trade Secret Information, Notice Period, and No Solicitation of Employees, Clients and Prospective Clients provisions of this Agreement, you will be liable for reasonable attorneys' fees and costs incurred by the Company in connection with the enforcement of this Agreement.

Davis, K. Employment Letter

5/15/2023

ASSIGNMENT. To advise our Clients we must perform extensive investment analysis. This analysis requires the application of many analytical tools and inventions. Some of these tools and inventions are developed during the course and scope of our work and are designed for internal use only. You agree that you will promptly disclose in writing to the Company all discoveries, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, know-how, and data (whether or not patentable or registrable under copyright or similar statutes) made, conceived, reduced to practice, or learned by you (either alone or jointly with others) during the period of your employment, that are related to or useful in the business of the Company, or which result from tasks assigned to you by the Company, or from the use of premises owned, leased, or otherwise acquired by the Company. You acknowledge and agree that all such inventions and tools belong to and shall be the sole property of the Company and shall be inventions and tools of the Company subject to the provisions of this Agreement. You assign to the Company all right, title, and interest you may have or may acquire in and to all such inventions.

“AT WILL” EMPLOYMENT. The employment relationship between you and the Company is “at will.” This means that, except as set forth in the Notice Period provision above, either you or the Company can terminate the employment relationship at any time with or without notice and with or without cause. This at will relationship between you and us cannot be changed or modified except as provided in an express written agreement stating that the at-will relationship has been changed, and signed by a member of the Office of the President. No representation by an employee or representative can change this policy or establish an employment contract or any term thereof. This is the full and complete agreement between you and the Company on this subject.

AMENDMENT AND BINDING EFFECT. This Agreement may not be amended except by an instrument in writing signed by both parties. This Agreement shall be binding on your heirs, executors, administrators, and other legal representatives and assigns, and is for the benefit of the Company and its successors, assigns, subsidiaries or related entities, including Great Elm Capital Corp. and Great Elm Group.

SEVERABILITY. While the provisions contained in this Agreement are considered by you and the Company to be reasonable in all circumstances, it is recognized that some provision may fail to technical reasons. Accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interest of the Company, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then the said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective and the remaining provisions shall be unaffected thereby.

ARBITRATION. You and the Company each voluntarily promise and agree to arbitrate any dispute or claim between you, on the one hand, and the Company on the other hand, during, regarding, relating to or arising out of in any way your employment with the Company and you knowingly thereby waive any right to a jury trial or court proceedings. You and the Company recognize that arbitration is a more efficient means of resolving any disputes and, therefore, the mutual promises to arbitrate by you and the Company, constitute adequate consideration for

Davis, K. Employment Letter

5/15/2023

each other and for this agreement to arbitrate. The parties further agree that such binding arbitration pursuant to this agreement shall be the sole and exclusive remedy for resolving any such claims or disputes. Although the decision of the arbitrator shall be the sole and exclusive remedy for any dispute, the decision may be subject to enforcement by a court.

1. Claims Covered by This Agreement.

a. Claims and disputes covered by this agreement include all claims by you against the Company (as defined below), and all claims that the Company may have against you, whether or not arising out of your employment (or its termination), including, without limitation, those arising under:

1) Any federal, state, or local laws, regulations, or statutes prohibiting employment discrimination (such as, without limitation, race, sex, sexual orientation, gender identity, national origin, age, disability, medical condition, pregnancy, genetic information, religion), retaliation, or harassment of any kind.

2) Any alleged or actual agreement or covenant (oral, written, or implied) between you and the Company.

3) Any Company policy or compensation or benefit plan, unless the decision in question was made by an entity other than the Company.

4) Any public policy or tort.

5) Any federal, state, or other governmental law, statute, regulation, or ordinance.

6) Any other claim for personal, emotional, physical, or economic injury.

b. The only disputes between you and the Company which are not included within this mutual agreement to arbitrate are:

1) Any claim by you for workers’ compensation benefits or unemployment benefits.

2) Any claim by you for benefits under a Company employee benefit plan which provides its own arbitration procedure.

3) Any claims which, as a matter of law, cannot be subject to mandatory arbitration.

2. Class/ Collective Action Waiver; Provisional Remedies.

To the extent permitted by law, you agree that you may only bring claims under this Agreement in your individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding. You and the Company agree that nothing in this agreement is intended to prevent either you or the Company from obtaining emergency injunctive relief, or other provisional remedies from a court on the ground that the arbitration award to which you or the Company may be entitled may be rendered ineffectual without the injunctive or provisional

Davis, K. Employment Letter

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relief. You agree to submit to the exclusive jurisdiction of any available federal or state court located in Boston, MA for such proceeding.

3. Arbitration Procedure.

a. A written request for arbitration will be served on the other party.

b. At the time a written arbitration request is made, the arbitration will be conducted in accordance with the then-current Employment Arbitration rules of the Judicial Arbitration and Mediation Services (“JAMS”), except as those Employment Arbitration Rules are modified by or inconsistent with the procedures below. A copy of the JAMS Employment Arbitration Rules can be accessed on the worldwide web at www.jamsadr.com or obtained from the Company’s Human Resources Department.

i. The arbitration will be held in the state and county of your primary employment at the time of the act giving rise to the dispute.

ii. The arbitrator’s fees will be paid by the Company. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of evidence and post-hearing briefs unless the party prevails on a claim for which attorneys’ fees are recoverable by applicable statute or contract.

iii. The arbitrator shall be neutral and will have experience in arbitrating employment disputes. The arbitrator shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement including, but not limited to, any claim that all or any part of this Agreement is void or voidable. The arbitrator shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but the arbitrator shall not have the power to grant any remedy that would not be available in state or federal court. The arbitrator shall apply the applicable statute of limitations to any claim. The arbitrator may not consolidate more than one person’s claims and may not otherwise preside over any form of a representative or class proceeding.

iv. Discovery shall be conducted in accordance with the then-current Employment Arbitration rules of JAMS. The arbitration shall provide discovery adequate to give the parties access to documents and witnesses that are essential to the dispute.

v. Each party shall have the right to subpoena witnesses and documents for the arbitration.

vi. The Arbitrator shall render a written award and opinion that includes the essential findings and conclusions upon which the decision is based. The arbitrator’s decision must be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has been completed. The arbitrator’s decision regarding the claims shall be final and binding upon the parties and shall be enforceable in any court having jurisdiction thereof.

vii. Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act if applicable, and otherwise by applicable state law.

Davis, K. Employment Letter

5/15/2023

c. This is the complete agreement of the parties on the subject of arbitration of disputes of claims. This agreement shall survive the termination of your employment and can only be revoked or modified by a writing signed by you and a member of the Office of the President which specifically states an intent to revoke or modify this agreement to arbitrate. If any provision of this agreement to arbitrate is adjudged to be void or otherwise unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of such agreement.

4. Miscellaneous Provisions.

a. “Great Elm Capital Management, Inc.” or “the Company” means Great Elm Capital Management, Inc. and all related entities including Great Elm Capital Corp., Great Elm Group, Inc.; all current and former officers, employees, directors, agents, shareholders, partners, benefit plans, benefit plan sponsors, fiduciaries, administrators, or affiliates of any of the above; and all successors and assigns of any of the above.

b. These Terms of Employment and the Employment Letter, together with all of the Company’s policies and procedures relating to employees, as in effect from time to time (collectively, “Employment Documents”), constitute our entire agreement with respect to your employment with the Company and no prior negotiations, drafts, arrangements or understandings with respect thereto shall be of any effect. This is the complete agreement of the parties on the subjects contained herein, and it supersedes any prior or contemporaneous oral, written, or implied understanding on these subjects.

c. If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

d. You have the right to have this Agreement reviewed by a counsel of your own choice.

e. This agreement is not, and shall not be construed to create, any contract of employment, express or implied, nor does this agreement in any way alter the “at will” status of your employment.

Please refer to the Company’s complete policies and procedures governing your employment.

ASK FOR HELP. If you are ever unsure about whether some action would be consistent with our policies, you agree to ask us. Similarly, any time you encounter a situation and you are unsure what to do, you agree to tell us and ask for help.

Davis, K. Employment Letter

5/15/2023

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GREAT ELM CAPITAL MANAGEMENT, INC.

By:	/s/ Adam Kleinman

Name:	Adam Kleinman

Title:	President

EMPLOYEE

/s/ Keri Davis

Keri Davis

Davis, K. Employment Letter

5/15/2023